Exhibit 10.23

CONSULTANT AND PROFESSIONAL SERVICES AGREEMENT

THIS CONSULTANT AND PROFESSIONAL SERVICES AGREEMENT, (“Agreement”), dated this 9th day of February 2012, and effective as of the 1st day of January 2012 by and among DALE JOHNSON (the “CONSULTANT”) having an address at 16481 Interlachen Blvd, Lakeville, MN 55044 and TWIN CITIES POWER HOLDINGS, L.L.C., a Minnesota Limited Liability Company (“TWIN CITIES”), having a place of business at 16233 Kenyon Avenue, Lakeville, Minnesota 55044. The CONSULTANT and TWIN CITIES are jointly referred to as PARTIES (“PARTIES”).

W I T N E S S E T H

WHEREAS, the CONSULTANT wishes to provide consulting services (the “Services”) to TWIN CITIES; and

WHEREAS, TWIN CITIES wishes to procure the Services from the CONSULTANT, for good and valuable consideration.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the PARTIES hereto agree as follows:

1.               SCOPE OF WORK.

A.           TWIN CITIES hereby retains and engages the CONSULTANT, commencing as of January 1st, 2012 to serve as and in the capacity of the Chief Financial Officer of TWIN CITIES with respect to all aspects of, and all matters pertaining to, the operation of TWIN CITIES.

B.             The CONSULTANT accepts such engagement and agrees to perform all such duties of an advisory or consultant nature that may be reasonably requested as the Chief Financial Officer of TWIN CITIES. The CONSULTANT shall report and be responsible to the Chief Executive Officer of TWIN CITIES and shall devote his best efforts during such time as may be requested to render such services.

2.               TERM/TERMINATION. The Term of this Agreement shall be from January 1st, 2012 through December 31st, 2012 (the “Term”). The Agreement may be terminated by TWIN CITIES or CONSULTANT upon thirty (30) days written notice.

Upon completion of Services or upon any termination of this Agreement, the CONSULTANT agrees to turn over to TWIN CITIES all data, materials and work product held by the CONSULTANT respecting his work while at TWIN CITIES and any copies of such data and materials in the CONSULTANT’s possession, supplied to him in connection with this Agreement.

3.               COMPENSATION FOR SERVICES.

A.                 Compensation. TWIN CITIES agrees to pay the CONSULTANT for the Services performed Three Thousand and no/100 Dollars ($3,000.00) per week payable in arrears on Friday of the following week by the CONTRACTOR. The CONSULTANT shall submit a weekly invoice to the Chief Executive Officer of TWIN CITIES for the Services rendered and authorized expenses incurred.

B.                   Bonus. The CONSULTANT shall be entitled to a discretionary bonus with a minimum of $5,000.00 as long as TWIN CITIES has sufficient profits to support management bonuses as determined by the Chief Executive Officer.

4.               TRAVEL/REIMBURSABLE EXPENSES.

A.           All travel by the CONSULTANT to be reimbursed by TWIN CITIES must be necessary and cost effective and authorized in advance by TWIN CITIES.

B.             It is expected that all expenses associated with transportation and meals incurred by the CONSULTANT, while conducting activities on behalf of TWIN CITIES, will be at reasonable rates and that the CONSULTANT will exercise prudence in incurring such expenses.

C.             TWIN CITIES will reimburse the CONSULTANT’s approved business expenses at cost.

D.            The CONSULTANT shall be entitled to fifteen (15) days of Personal Time Off (“PTO”) and all legal holidays observed by TWIN CITIES to be used in accordance with TWIN CITIES’ policies in effect.

5.               INDEPENDENT CONTRACTOR.

A.           The CONSULTANT shall perform all Services hereunder as an independent contractor; and nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal and agent or master and servant or employer and employee between the PARTIES hereto or any affiliates or subsidiaries thereof, or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party.

B.             The CONSULTANT also agrees not to be treated, or seek to be treated, as an employee of TWIN CITIES for any purposes, including for the purposes of fringe benefits provided by TWIN CITIES, or for disability income, social security taxes and benefits, federal unemployment compensation taxes, state unemployment insurance benefits and federal income tax withholding at sources. The CONSULTANT hereby represents that the CONSULTANT has and at all times will maintain timely payments of all taxes due to the Internal Revenue Service and all other government agencies, including withholding and all other taxes.

6.               COMPLIANCE WITH LAWS. The CONSULTANT agrees to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes in the performance of his obligations under this Agreement and payment of applicable taxes. The CONSULTANT further agrees to hold harmless and indemnify TWIN CITIES and its subsidiaries and affiliates against any loss or damage (including reasonable attorneys’ fees) that may be sustained by reason of the failure of the CONSULTANT to comply with such laws, ordinances, regulations and codes.

7.               CONFIDENTIAL INFORMATION.

A.           The CONSULTANT hereby agrees that all knowledge and information that he learns or gains from TWIN CITIES in the course of his engagement hereunder, which knowledge and/or information (whether presently existing or hereafter developed) is not publicly known and which was not known by the CONSULTANT without restriction prior to this engagement or any previous engagement or employment by TWIN CITIES, regardless of the form in which such information may be contained or communicated, is the exclusive, Confidential and Proprietary Information of TWIN CITIES, or in some cases, of its or their vendors or customers who have entrusted the same to TWIN CITIES (said knowledge and information hereinafter being referred to collectively as “Confidential and Proprietary Information”). In the event the CONSULTANT shall ever claim that the Confidential and Proprietary Information, or any portion thereof, was known to him prior to his engagement by TWIN CITIES he shall have the burden of showing such prior knowledge without restriction by tangible evidence.

B.             The CONSULTANT further agrees, subject to the exemptions set forth in Subparagraph C below, that:

(1)          He will retain, hold and safeguard the Confidential and Proprietary Information in strict confidence;

(2)          He will make no use whatsoever of the Confidential and Proprietary Information except for the sole and exclusive benefit of TWIN CITIES;

(3)          He will make no disclosure, directly or indirectly, of the Confidential and Proprietary Information to any third party without TWIN CITIES’ prior written consent thereto, except, however, such prior written consent shall not be required for disclosure to employees, agents or duly authorized representatives of TWIN CITIES as reasonably required by the CONSULTANT to enable them to perform the Services hereunder within the course and scope of the CONSULTANT’s performance hereunder;

(4)          He will protect the Confidential and Proprietary Information against unauthorized use or disclosure by all reasonable means, including, by way of illustration and not limitation, maintaining documents and other materials containing such Confidential and Proprietary Information in secured files when not in use;

(5)          He will make no copies or reproductions of documents, software and other materials containing the Confidential and Proprietary Information without TWIN CITIES’ prior written consent, and then only to the minimum extent reasonably necessary for the CONSULTANT’s performance hereunder; and

C.             The obligations undertaken by the CONSULTANT hereunder shall not apply to any portion of the Confidential and Proprietary Information disclosed that:

(1)          Was known to the CONSULTANT without restriction prior to its disclosure by TWIN CITIES, provided that the CONSULTANT can document such prior knowledge;

(2)          Is published by TWIN CITIES or its customers or vendors, as the case may be, or otherwise becomes, other than by act or omission of the CONSULTANT,

generally available to the public (such as, for example, by the independent and lawful publication thereof by third parties); or

(3)          Shall, by lawful means, be made available to the CONSULTANT for use by a third party.

D.            The CONSULTANT acknowledges that violation of this provision would cause irreparable harm to TWIN CITIES not adequately compensable by money damages. TWIN CITIES shall therefore be entitled, in addition to any other right it may have in law or equity, to an injunction without the posting of any bond or other security, enjoining and restraining the CONSULTANT from any such actual or threatened violation of this provision.

8.               INSURANCE. INTENTIONALLY DELETED.

9.               TAXES.  TWIN CITIES shall not be responsible for any federal, state or local taxes based on the CONSULTANT’s net income or receipts, or such other taxes based on the CONSULTANT doing business.

10.         REPRESENTATIONS AND WARRANTIES. The CONSULTANT represents and warrants that the Services performed pursuant to this Agreement shall be performed in a professional manner.

11.         MANAGEMENT AND REVIEW MEETINGS.  The “Chief Executive Officer” of TWIN CITIES is responsible for monitoring the CONSULTANT’s work, for review and approval of invoice documentation and shall act as the agent for the purpose of any notices required or given under this Agreement. The address and telephone number of the Chief Executive Officer is:

TWIN CITIES:	TWIN CITIES POWER HOLDINGS, L.L.C., et al.
Address:	16233 Kenyon Avenue
Lakeville, Minnesota 55044

Tim Krieger, President/Chief Manager

Telephone Number:	952-431-0404

12.         WORK POLICY.

A.           The CONSULTANT agrees to observe the working hours, work rules, building security measures and holiday schedule of TWIN CITIES when on TWIN CITIES premises, which will be provided to the CONSULTANT upon request; provided, however, that adherence to such working hours and schedules shall not constitute justification for non-accomplishment of agreed upon schedules and deadlines.

B.             The CONSULTANT further agrees to employ all reasonable efforts to meet TWIN CITIES’ assignment deadlines and documentation standards, as applicable. Unless otherwise agreed upon, the CONSULTANT shall meet with TWIN CITIES to discuss and review the progress of the current assignments on a regular basis.

13.         GENERAL PROVISIONS.

A.           Paragraph Headings.  Paragraph headings are for convenience only and shall not be a part of the Terms and Conditions of this Agreement.

B.             Waiver. Failure by either party at any time to enforce any obligation by the other party, to claim a breach of any term of this Agreement or to exercise any power agreed to hereunder will not be construed as a waiver of any right, power or obligation under this Agreement, will not affect any subsequent breach and will not prejudice either party in regard to any subsequent action.

C.             Severability. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired and in full force and effect.

D.            Record Retention. The CONSULTANT agrees to maintain complete and accurate accounting records in accordance with sound accounting practices to substantiate the CONSULTANT’s charges hereunder. The CONSULTANT shall preserve such records for a period of not less than two (2) years after completion of the pertinent Services. TWIN CITIES shall have access to such records for purposes of audit and for bank regulatory purposes, either through its own representatives, its regulators or through an accounting firm selected and paid by TWIN CITIES. Any such review of the CONSULTANT’s records shall be conducted at reasonable time during normal business hours.

E.              Assignment. Neither party may assign any rights or obligations under this Agreement without the prior consent of the other party.

F.              Modification. No modification, waiver or amendment of any term or conditions of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the PARTIES hereto or their legal representatives. All legally required amendments will automatically become part of this Agreement thirty (30) days after notification to both PARTIES.

G.             Survival. The provisions of this Agreement that by their nature and content are intended to survive the performance hereof, shall so survive the completion and termination of this Agreement.

H.            Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Minnesota.

I.                 Complete Agreement. This Agreement constitutes the entire agreement of the PARTIES with respect to its subject matter and may not be modified in any way except by written agreement signed by both PARTIES. There are no other agreements either express or implied with regard to this subject matter.

J.                Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the PARTIES hereto, through their duly authorized officers, have executed this Agreement as of the day and year first set forth below.

TWIN CITIES:	CONSULTANT:
TWIN CITIES POWER HOLDINGS, LLC

/s/ Timothy S. Krieger	/s/ Dale Johnson
By: Tim Krieger	By: DALE JOHNSON
Its: Chief Executive Officer